EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 12, 2010, with respect to the statements of condition including the related portfolios of Birinyi Equity Select Trust, Series 26, Large Cap Value Strategy Portfolio 2010-1, Enhanced Index Strategies Portfolio 2010-1, Large Cap Growth Strategy Portfolio 2010-1 and Multi-Strategy Series: Core Equity Allocation Portfolio 2010-1 (included in Van Kampen Unit Trusts, Series 936) as of January 12, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-163089) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP


New York, New York
January 12, 2010